Exhibit 99.1
SYNERGETICS USA
Moderator: Todd Forte
December 12, 2005
9:30 am CT

Operator:	Good morning my name is Deshondra. And I will be your conference facilitator today. At this time I would like to welcome everyone to the Synergetics USA Quarterly Earning for the period ended October 27, 2005. All lines have been placed on mute to prevent any background noise.

After the speaker’s remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you, Mr. Forte you may begin your conference.

Todd Forte:	Thank you and good morning and welcome to the Synergetics USA teleconference in which we will be discussing operating results for the 2006 fiscal first quarter ended October 27, 2005. My name is Todd Forte, Executive Vice President with MCS. And I will be serving as co-host for today’s call.

I would also like to note that a Synergetics USA news release providing these operating results was posted to PR Newswire earlier this morning. As is customary, I will now take a moment to review the required safe harbor statement.

Some statements in this release may be forward-looking statements for the purposes of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue,” or similar expressions.

Such forward-looking statements are based upon current expectations and beliefs and are subject to a number of factors. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements including but not limited to the effects of local and national economic, credit, and capital market conditions on the economy in general and on the medical device industry in particular, and the affects of foreign exchange rates and interest rates; the ability to timely and cost effectively integrate the operations of management of Valley Forge and Synergetics following their merger transaction; the ability to realize the synergies and other perceived advantages resulting from the merger; the ability to retain and attract key personnel; the ability of Synergetics to successfully execute it’s business strategy; the extent and timing or market place acceptance of new products and product indications; the ability of Synergetics to procure, maintain, enforce, and defend it’s patents and proprietary know how; changes in law including increased tax rates, regulations, or accounting standards, third party relations and approvals and decisions of courts, regulators, and governmental bodies; and the ability of Synergetics to continue to increase customer loyalty.

It also includes the ability to recoup costs of capital investments through higher revenues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, and building permit issues, the effects of environmental or structural building conditions relating to

Synergetics properties, acts of war or terrorism incidents; the affects of operating and market competition; and other important factors disclosed previously and from time to time in Synergetics filings with the SEC.

Synergetics undertakes no obligations to update these forward-looking statements. By way of introducing today’s speakers, Pamela G. Boone, Chief Financial Officer of Synergetics USA will first provide operating results for the first fiscal quarter ending October 27, 2005. Following Ms. Boone’s remarks, Gregg Scheller, President and CEO of Synergetics USA will review company operations for these periods and current business development.

Following Mr. Scheller’s comments, we will open the call for questions and ask that you first identify yourself before asking your question. And now I would like to turn this call over to Pam Boone, Chief Financial Officer of Synergetics USA.

Pam Boone:	Thank you Todd. As you know, Synergetics USA was formed with the merger of Synergetics, Inc. and Valley Forge Scientific Corporation on September 21, 2005. The reverse merger was accounted for as a business combination with Synergetics being the accounting acquirer and Valley Forge’s assets acquired and liabilities assumed recorded at their fair value as of that date.

The combined results of the quarter include the former Valley Forge Scientific Corporation and the shares issued in the reverse merger for the last 36 days of the fiscal quarter. Synergetics net sales for the first quarter of fiscal 2006 were $7.1 million, a record for the company. This represents organic growth of 28.4% along with approximately $756,000 of revenue for Valley Forge Scientific for the 36 days they are included in our operating results.

These sales generated gross profit of $4.8 million or 67.7% gross profit margin. Operating income was approximately $760,000 or 10.6 operating margin. Net income was approximately $486,000 or 4 cents per diluted share. EBITDA from these earnings was approximately $1 million. Included in these results is an increase of $324,000 in legal expenses primarily for the lawsuit against Hurst and McGowan which was completed in September, $99,000 for the adoption of revised Statement of Financial Accounting Standards No. 123, “Share Based Payments” and $67,000 for the amortization of the fair value of the inventory on Valley Forge’s books as of September 21, 2005. The Company expects to realize top-line synergies from the Valley Forge merger over the next 24 months which may be initially offset by the ongoing expenses of integrating the two companies.

As of October 27, 2005 the company had $1.1 million in cash and $9.7 million in interest-bearing debt. The increase in debt was primarily from the exercise of the option on the Malis® trademark. Our working capital ratio is a little over three to one. In addition, we have over $3 million of availability under existing lines of credit. We expect to finance our ongoing working capital, capital expenditures, and debt service needs through our cash flows from operations and these available borrowings. I’ll now turn it over to Gregg to address our operations and current business developments.

Gregg Scheller:	As Pam said our organic growth rate for the quarter was excellent. Our ophthalmic operations for the quarter grew at 40.2%. This growth was led by our sales of the PhotonTM and its related disposables. Our installed base of Photon’s continues to grow. The disposable revenue trail from each Photon is averaging about $9,000 annually.

Our neurosurgery business grew 55.0%. This growth was all from sales contributed through the Valley Forge merger. Organic neurosurgery sales fell 10.4% as compared to an extraordinarily strong quarter in Omni® sales last year. The pipeline for Omni® sales however is strong. This quarter our sales territory for the Omni’s expanded to world wide less five countries and those five countries are Japan, of course, Spain, Portugal, Brazil, and Turkey. We have also received the CE marks so that we can begin to market Omni’s internationally as well. In addition, we unveiled our Malis® AdvantageTM electrosurgical generator at the Congress of Neurological Surgeons in October. We continue to work on the design and engineering of the product but expect the product to be released during the first calendar quarter of 2006.

We expect that PhotonTM and Omni® sales will have a positive impact on net sales for the remainder of fiscal 2006. We anticipate that the positive effect of the AdvantageTM will begin to be felt in the third fiscal quarter of 2006. Our international sales growth for the quarter was 59.1% and was tremendous. This growth was led by sales of our PhotonTM and its related disposable products.

As you know our strategy has been and is expected to continue to be to development and marketing of new technologies for ophthalmic surgeries, neurosurgery, and other minimally invasive surgery procedures. Our research and development expenditures during the quarter totaled $277,261. These expenditures are focused on further development of our instruments, PhotonTM, Omni®, and the AdvantageTM.

We continue to expand our product offering of disposables and attachments associated with each of these core product lines. We have introduced eight new products to the Ophthalmic and neurosurgery markets since the beginning of our fiscal year. Synergetics after the merger with Valley Forge now has 19 patents with an additional 27 patents pending.

Our intellectual property is very important to us and we intend to vigorously defend our IP position. Thus we have answered IRIDEX’s patent infringement suit and asked the court for a declaratory judgment of non-infringement and after much consideration decided to countersue IRIDEX for engaging in false advertising, commercial disparagement, trade libel, injurious falsehood and unfair competition. That is the end of our prepared remarks. Now we’ll turn it back to Todd so that we can take your questions.

Todd Forte:	Thank you Gregg. And before we do open to questions, I would just like to remind everyone that a digital recording of today’s teleconference will be available for replay approximately two hours after the conclusion of the teleconference.

That number is 1-800-642-1687 again that’s 1-800-642-1687 and it will be available until December or through December 26 of this year. And with that I would like to ask the operator to begin to open the teleconference to callers and ask of course that you first identify your name and your affiliation. Thank you, operator.

Operator:	Your first question comes from Stan Manne of Manne Family Investments. The line is open.

Stan Manne:	I have two questions, Gregg.

Gregg Scheller:	Yes.

Stan Manne:	Where do we stand specifically on the Codman agreement and the OEM relationship?

Gregg Scheller:	We are working towards a renewed agreement, one that would have some different terms in it however. We anticipate that that agreement will include the ability for Codman to continue to sell products that they’ve been selling. And we hope that it will be at least as important commercially as it has been in the past. Does that answer your question, Stan?

Stan Manne:	But is their business currently running as anticipated?

Gregg Scheller:	It is. We are delivering product to them. We continue to work with them as if the prior agreement was in place. And discussions continue along the lines of getting a new agreement finalized. Anything else?

Operator:	Again if you would like to ask a question, simply press star then the number one. Your next question comes from Mary Sockwell from Dillon Financial Services.

Tom Dillon:	Good morning, actually it’s Tom Dillon. I just wanted to know if there are any dates coming up in the next quarter where insiders will be freed up to sell significant shares that were previously restricted or were tied up in options?

Pam Boone:	For the majority of these shares, the large shareholders have signed a shareholders’ agreement that ties that stock up through September 21st of 2006.

Tom Dillon:	Okay, thank you.

Operator:	Your next question comes from the line of Richard Kelly. And he is a private investor.

Richard Kelly:	Good morning and congratulations on a wonderful quarter. I’m a recent investor in the company and I have been studying it. And I’m much encouraged by what you are all doing. I know you’ve come through a very busy time with the merger and that’s substantially increased I believe your audit expenses and your legal expenses. And I’m assuming that those type of expenses will be decreasing rapidly. Would you please comment on that?

Pam Boone:	You’re absolutely correct. The majority of the merger expenses are behind us on the Valley Forge side and the Synergetics’ side. There is always those few guys that don’t get their final bills in until too late. But that will not have a major impact on the next quarter. There is one thing that may partially offset that and that is starting to work on our Sarbanes Oxley work for July 31, 2006. But it will just partially offset that.

Richard Kelly:	Thank you.

Operator:	You have a follow up question from Stan Manne. Your line is open sir. Mr. Manne, your line is open at this time.

Stan Manne:	Yes, I hear that. Gregg, can you give us a projection on the ‘06 fiscal earnings at all in sales?

Gregg Scheller:	I’m not sure that we’re in a position to do that just yet. We’re still trying to get our feet under us. As you can see the — well if you looked at what we’ve released as far as the press release this morning, it is still a combined sort of mixed up a little bit quarter. So we’re actually anxious to see what the next quarter will look like because it will be our first complete quarter as a combined company. And so I would be hesitant to make any projections currently for fiscal 2006.

Stan Manne:	And second question is on your R&D spending, it seems a little low to support the current growth rate. Do you plan to increase your R&D spending on more projects?

Gregg Scheller:	Yes, I agree with you. It does seem low and it is something that we are looking at increasing. We just finished a board meeting last week and we have a number of projects that we have had some difficulty getting to. So we will be adding staff to R&D and you should see the number of projects increasing.

Stan Manne:	Thank you.

Gregg Scheller:	Thank you.

Operator:	Your next question comes from the line of Ward Carey of WRG Associates.

Ward Carey:	Gregg and Pam, congratulations, good quarter and a good call. I have two things. Number one I think for all the Valley Forge shareholders who are on the line, it would be of interest to them and value to them if you went back over your backgrounds.

Gregg, you’re starting the company and getting it to where it is today and what Pam’s background is. And then the other question I had which is more down to Earth. The $700 and some odd thousand dollars worth of sales that were included from Valley Forge appear to be a significant ramp up in the business that they were doing because that would imply revenues closer to $8.5 to $9 million on an annual basis. Can you comment on that?

Gregg Scheller:	Sure. Let me start with the background first. First of all, my background, I’m an engineer. I have a degree in engineering. But perhaps a little more than an engineer, an inventor so I have I believe close to 25 patents issued in my name through various companies that I worked for along the way.

The first company I worked for was McDonnell Douglas here locally that makes fighter aircraft for military use. And then I worked at a company called Storz Instruments which was a local supplier and is currently owned by Bausch & Lomb in the ophthalmic surgery market which is where I really got my start in surgery.

Started — I was one of three people that started a company in the mid-’80’s that invented the first fiber optic, disposable fiber optic illuminator for ophthalmology use. That was an OEM company and so we supplied product to other companies who private labeled that product and then sold it into the market place. I sold that company which was called Advanced Surgical

Products in 1990, began Synergetics in 1992 with a vision of improving retina surgery.

We’ve got an instrument foundation to our company. And when I say an instrument, it’s a handheld instrument product line. They’re very, very small instruments that would mimic an endoscopic instruments, if you’re familiar with those. In other words, single shafts that work micro-scissors and micro-forceps at the end of those shafts.

From there, we went into a disposable mode in a big way. Disposable products probably account for 70% of our sales these days. And those disposables are primarily illuminators, again laser probes that deliver laser energy into the eye during surgery from a laser console and a variety of disposable instruments that are commonly used for retina surgery now.

Many of those products are patented and/or have patents pending on them. The PhotonTM was the first piece of capital equipment that was manufactured by Synergetics and represents our first electronics product if you will. And that is entirely manufactured in our St. Louis facility. And then the Valley Forge reverse merger was an important strategic step for us because it gave us some sort of real live electronics capability which was a perceived hole, at least perceived by me, in our ability to develop products for surgery.

And we expect and hope that there will be a lot of interesting new products come out of the marriage of Synergetics and Valley Forge because we feel like we’ve got instruments and disposables manufacturing capability which make great accessories to pieces of capital equipment that go into surgery. And we’re looking for that to be what Valley Forge brings us.

Pam Boone:	With respect to my background, I’ve had a pretty evenly divided career between public accounting experience and public company experience. I started my career at Ernst & Young and spent ten years there working my way up through the ranks of senior manager there. And it was on the banking side so a lot of the internal control work that is going on now was in that area in banking at that point in time.

Then I went to a small public company that makes products for energy and gas exploration in the St. Louis area. And when I started there they had about $50 million in revenue. And when I left there 11 years later, they had about $1.5 billion in revenue. The growth in that company was not only organic as well but also acquisition-related. And those acquisitions ranged from small private domestic companies to larger private companies that were international as well.

Gregg Scheller:	As far as the $756,000 goes, I’m not sure that — well yes, it would represent a significant increase in the business there. I’m not sure that its representative of what you can expect in the future. I do know that the Stryker relationship is going very well, much better than anticipated. I believe the contract provided for Valley Forge to supply Stryker with I think 125 units the first year and I think they’ve supplied 211 or something like that.

And I believe the contract only required Stryker to purchase I want to say $900,000 worth of units for this fiscal year. However they’re running far, far past that I think with a projected 252 unit delivery or something like that. In addition, we’ve continued to maintain a relationship with Codman and just to expand on Mr. Manne’s request or question before.

The — I believe that there was some doubt in Codman’s mind as to whether the relationship would continue when the reverse merger was first announced. I believe that they’ve gained confidence that that relationship will continue and continue in a way that will be financially beneficial for both companies.

I think that there was an order pattern there that probably dwindled when there was some doubt as to what the future looked like. And I believe that the

$756,000 in revenue was in large part due to pent-up demand that Codman had realized while not ordering product during their time of uncertainty.

Ward Carey:	Thank you very much.

Gregg Scheller:	You’re welcome.

Operator:	Your next question comes from Peter Castellanos of Glacier Partners.

Peter Castellanos:	Yes hi, Gregg and Pam hi. A couple of questions here. What is going to be the share count, you know, when this is all done, the total shares outstanding?

Pam Boone:	It’ll be a small amount less than 24 million.

Peter Castellanos:	Okay. And also the interest expense, if I just project out what roughly the annual interest is going to be, it’s basically on that $9.7 million?

Pam Boone:	Yes.

Peter Castellanos:	So that’s what is that 6% or.

Pam Boone:	That’s probably a pretty good — it might be a little bit higher than that because well all the major note is at 6% but some of those others are at 7% so maybe.

Peter Castellanos:	So it’s like $150,000 or something a quarter or something like or.

Pam Boone:	Yes.

Peter Castellanos:	Okay. Also I guess is there — would you consider selling stock to an offering to reduce that debt or do you — what’s your strategy there?

Pam Boone:	Well a lot of it is not repayable such as the Malis note which is a little over a third that’s not prepayable. And then we also have $1.1 million in cash. It’s pretty friendly debt and, you know, the debt to cap ratio now is 26.5% a little bit over that. But it doesn’t appear to be over-leveraged.

Peter Castellanos:	Right yes. The other — just and also on the legal, you know, on the other — the $324,000 in legal expenses and the other miscellaneous $95 and $67 I think it was. You know, can you kind of give us a snapshot of what that’s going to look like in the next few quarters?

Pam Boone:	There are a few trailing legal bills there. So I would anticipate — and there will be ongoing legal expense in the public company. It won’t be quite that much obviously. The share based payments that’s a lot front-end loaded. The director’s shares are issued right after the annual meeting. And they are the heavy percentage of that and those vest immediately unlike employees that may take a few years to vest.

The $67,000 that’s about half of the mark up we had to do on the Valley Forge inventory that existed at September 21. So we have a little bit more to go and it probably all runs off next quarter. If it doesn’t all run off, it kind of trails off. So that would be the pattern with respect to those expenses.

Peter Castellanos:	And just in terms of the quarterly development of the numbers, basically would you — in a normal cycle you would expect to see sequential growth each quarter. Is that correct or are there other quarters in there that typically are lower than the previous quarter? Or is pretty much straight forward?

Gregg Scheller:	There is some cycle to our business, Pete. But it’s not been traditionally one that has affected our growth rate, like perhaps some of the cyclical businesses that you might see. I believe you’ve actually seen our five year growth chart.

Peter Castellanos:	Right.

Gregg Scheller:	Where no month has been worse than the last year.

Peter Castellanos:	Right.

Gregg Scheller:	Than the previous year. So I would expect that trend to continue.

Peter Castellanos:	And also you did — you alluded to this earlier. Your neurological business was down and primarily because you had a tough comp I guess when you introduced the Omni® product. I think that was — I hope I’m not putting words in your mouth. But I think that’s what you said.

Gregg Scheller:	Well a little bit. We had a great first quarter a year ago which is the only explanation that I’ve got for sales being down. Now, we didn’t add sales people until the merger was completed.

Peter Castellanos:	I see.

Gregg Scheller:	So those sales people have not yet had an impact to the business. They were large portions of the United States where the Omni® was not available.

Peter Castellanos:	I see.

Gregg Scheller:	And internationally it’s not been available at all except in Japan.

Peter Castellanos:	Yes.

Gregg Scheller:	So the addition of the CE mark for both Europe and the other countries that are now requiring the CE mark is a major milestone on the Omni’s progression as well as us. We’ve added three direct sales people since the merger but they’ve not become effective yet because of the length of time it takes to get one of those effective. But in addition to that we’ve still got some areas of the United States that are uncovered as far as the Omni® goes. And we are actively trying to hire people in those areas.

Peter Castellanos:	You know when you’re bringing on people like that in a new business venture — well I guess it’s not really a new business venture but to some extent it’s new in this. Do you establish quotas or is this — is it sales and bonus? Or how do you compensate your sales people?

Gregg Scheller:	There is a honeymoon period whereby we support both sales. That honeymoon period tapers off around six months where they would be required to hit our objectives. Because they’re modest at first but then increase. And should those people hit those objectives prior to the six months, they would — the amount that we would pay them during that six month period would be reduced by the amount of commission that they would realize as a result of that sale.

Peter Castellanos:	Have any of them hit their objective yet?

Gregg Scheller:	One has. One of the three that we hired has.

Peter Castellanos:	How long has he been there or she?

Gregg Scheller:	Five months.

Peter Castellanos:	Okay.

Gregg Scheller:	Five months which is I believe a record for an Omni® sale by a new sales rep.

Peter Castellanos:	Great okay. I think that’s — oh so we should expect really Omni® sales to increase on a quarterly basis from here going forward? I mean we should see the normal trend developing.

Gregg Scheller:	Yes.

Peter Castellanos:	Okay. Great thanks a lot, Gregg.

Gregg Scheller:	You’re welcome. Thank you.

Operator:	Your next question comes from the line of Stan Manne of Manne Family Investments.

Stan Manne:	Gregg, two more questions. One, what’s your salesmen count currently?

Gregg Scheller:	Well for Ophthalmology, we have 14 directs in the United States managed by three outside managers. For neurosurgery, we currently have one national sales manager that’s an outside employee and then we have five direct sales people. Internationally, we have outside sales people in Portugal, Brazil, and Hawaii. The Hawaiian guy handles Asia Pacific.

And we have just two directs internationally for Ophthalmology one in Canada and one in Germany. We have no outside sales people in internationally. However for neurosurgery, I should say however I believe we have 24 distributors all of that has occurred since the merger. None of them have produced any sales results yet.

We expect them to be selling the AdvantageTM and the Omni® shortly. We do in domestic neurosurgery, back to that for just a minute; we do have independent dealers that are peppered in where we do not have direct sales people right now. But there are still some areas like Northern California where we have no either independent or direct sales people. So I would guess there’s probably 20 to 25% of the United States that remains uncovered for our neurosurgical products. And all of the major markets internationally are uncovered, in other words Japan and probably the big five in Europe.

We have selected dealers for neurosurgery. However, I need I guess throw a caution out here that frequently because we had done this with Ophthalmology already, I know that frequently some of those dealers in some of these people that we hire initially don’t work out. So there’s a higher attrition rate than would normally be associated with an ongoing concern.

Stan Manne:	Do you have plans to increase salesmen by 20% a year? Have you got some sort of a plan going forward on sales growth?

Gregg Scheller:	We certainly do have internal plans established whereby we’ve established what we’d like to see sales growth wise. But we have not published those plans nor have we adopted in our first real operating quarter any sort of Stryker-like goal, you know, where we’re going to come out publicly and say that we’re going to grow at 20% a year. So nothing like that has been done yet, Stan.

Stan Manne:	Okay one other question. Could Pam repeat the EBITDA number for the quarter, the dollars?

Pam Boone:	It was a little bit over $1 million.

(Stan Mane):	A little over $1 million in the quarter.

Pam Boone:	Yes.

Stan Manne:	Okay, great thank you, good job.

Pam Boone:	Thanks.

Gregg Scheller:	You’re welcome. Thank you.

Operator:	Your next question comes from Peter Castellanos of Glacier Partners.

Peter Castellanos:	Just a quick question on the sales cycle there. What typically would you expect between the time the products introduce and you receive and you get a purchase order for it?

Gregg Scheller:	We predicate the neurosurgical objective based on when we expect an Omni order from our new sales people during their second and third quarters with us. So pretty much and I’m supporting them throughout the first two quarters that they’re with us.

Peter Castellanos:	Okay great, thank you.

Gregg Scheller:	You’re welcome.

Operator:	There are no further questions at this time.

Pam Boone:	We would like to thank you all for your participation in our first conference call.

Todd Forte:	Yes I’d like to also add and remind everyone that a news release announcing these quarterly earnings was distributed via PR Newswire at 8:00 am Eastern Standard Time this morning. But you can also access the news release on the NASDAQ web site if you go to their home page at nasdaq.com on the left hand side you’ll see a menu of company news. Click on company news and then enter the trading symbol for Synergetics, SURG and then you’ll have the link to the web — to the news release. And it’ll be available there.

Pam Boone:	I had another quick follow up. The 10Q will be filed this afternoon.

Todd Forte:	So if there are no further questions again we thank everyone for joining us for this teleconference and wish you all a pleasant day.

Operator:	Again thank you for participating. You may now disconnect.
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